EXHIBIT 99.1

WOLVERINE WORLD WIDE, INC. 9341 Courtland Drive, Rockford, MI 49351 Phone (616) 866-5500; FAX (616) 866-0257

FOR IMMEDIATE RELEASE CONTACT: Stephen L. Gulis Jr. (616) 866-5570

WOLVERINE WORLD WIDE, INC.
ANNOUNCES RECORD FOURTH QUARTER
REVENUE AND EARNINGS WITH EPS UP 16.7%;
INCREASES 2008 EARNINGS ESTIMATE

          Rockford, Michigan, January 30, 2008 - Wolverine World Wide, Inc. (NYSE: WWW) today reported record revenue and earnings per share for its fourth quarter and 2007 fiscal year, marking its seventh consecutive year of both record revenue and earnings per share. The Company also increased its earnings per share estimate for 2008.

          "Our exceptional financial performance in 2007 underscores the strength of our global business model," stated Blake W. Krueger, the Company's CEO and President. "Wolverine has a unique operating platform consisting of a powerful portfolio of eight lifestyle brands, a broad geographic reach that spans 180 countries and a diverse global distribution strategy which focuses on many different consumer groups around the world. Our business model has enabled us to consistently deliver growth and record earnings per share, even in the face of macroeconomic headwinds. In 2007, our revenue and earnings increases were broad-based with all major geographic regions experiencing growth."

          Fourth quarter 2007 earnings per share increased to $0.49, a 16.7 percent increase over fourth quarter 2006 earnings per share of $0.42. Fiscal 2007 earnings per share grew to a record $1.70, achieving a 15.6 percent increase over the $1.47 reported in 2006 and exceeded the upper-end of the Company's earnings per share estimate by $0.05.

          The Company achieved record revenue totaling $1.199 billion for 2007, a 5.0 percent increase over 2006 revenue of $1.142 billion. For the fourth quarter of 2007, the Company reported revenue of $357.4 million, a 4.6 percent increase over fourth quarter 2006 revenue of $341.7 million.

          Continued Krueger, "Overall, the Outdoor Group set the pace with the Merrell business posting robust double-digit increases in both revenue and earnings for the year. Merrell enters 2008 with very positive momentum in all geographic regions. Excluding our businesses in transition, the Hush Puppies Company, Heritage Brands Group and Wolverine Footwear Group all posted revenue gains for the year. "

- more -

4Q/YE 2007	page 2

          "In the fourth quarter, gross margin increased 110 basis points compared to the same quarter of last year, helping to contribute to a 70 basis point improvement for the full year," reported the Company's CFO, Stephen L. Gulis Jr. "Operating margin for the full year 2007 significantly exceeded our plan and grew to 11.6 percent, reflecting the strong gross margin improvement.

          "Inventory was down 10.0 percent at year-end and our solid operating results generated approximately $128 million of cash from operating activities. Our return on assets and return on equity reached record levels, and the Company's overall financial position has never been stronger."

          Mr. Krueger continued, "Our 2007 year-end order backlog was up nearly 10 percent over the prior year-end level, and our business model continues to deliver expanding operating margin and improved financial metrics in a challenging consumer environment. We now expect revenue for 2008 to range from $1.230 to $1.260 billion. Based on the strength of our performance and the confidence we have in the breadth and diversity of our global business model, we are increasing our 2008 earnings per share estimate from our previously announced range of $1.78 to $1.84, to a range of $1.80 to $1.88."

          The Company will host a conference call at 8:30 a.m. EST today to discuss these results and current business trends. To listen to the call at the Company's website, go to www.wolverineworldwide.com, click on "For Our Investors" in the navigation bar, click on "Conference Call" from the top navigation bar of the "For Our Investors" page, and then click on "Webcast." To listen to the webcast, your computer must have Windows Media Player, which can be downloaded for free at www.wolverineworldwide.com. In addition, the conference call can be heard at www.streetevents.com. A replay of the call will be available at the Company's website through February 13, 2008.

- more -

4Q/YE 2007	page 3

          With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world's leading marketers of branded casual, active lifestyle, work, outdoor sport and uniform footwear and apparel. The Company's portfolio of highly recognized brands includes: Bates®, Hush Puppies®, HYTEST®, Merrell®, Sebago® and Wolverine®. The Company also is the exclusive footwear licensee of popular brands including CAT®, Harley-Davidson® and Patagonia®. The Company's products are carried by leading retailers in the U.S. and globally in nearly 180 countries. For additional information, please visit our website, www.wolverineworldwide.com.

          This press release contains forward-looking statements, including those relating to projected 2008 sales and earnings, the Company's business model, new business initiatives, corporate growth and expansion into apparel. In addition, words such as "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Risk Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Risk Factors include, among others: changes in duty structures in countries of import and export including anti-dumping measures in Europe with respect to leather footwear imported from China and Vietnam and safety footwear imported from China and India; trade defense actions by countries; changes in consumer preferences or spending patterns; cancellation of orders for future delivery; changes in planned customer demand, re-orders or at-once orders; the availability and pricing of foreign footwear factory capacity; reliance on foreign sourcing; regulatory or other changes affecting the supply of materials used in manufacturing; the availability of power, labor and resources in key foreign sourcing countries, including China; the impact of competition and pricing; the impact of changes in the value of foreign currencies, including the Chinese Yuan, and the relative value to the U.S. Dollar; integration and operation of newly acquired and licensed businesses; the development of new initiatives in apparel; retail buying patterns; consolidation in the retail sector; changes in economic and market conditions; acts and effects of war and terrorism; weather; and additional factors discussed in the Company's reports filed with the Securities and Exchange Commission and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company undertakes no obligation to update, amend or clarify forward-looking statements.

# # #

WOLVERINE WORLD WIDE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
($000's, except per share data)

	16 Weeks Ended		52 Weeks Ended
	December 29, 2007	December 30, 2006	December 29, 2007	December 30, 2006
Revenue	$357,423	$341,735	$1,198,972	$1,141,887
Cost of products sold	219,973	214,019	727,041	700,349
Gross margin	137,450	127,716	471,931	441,538

Selling and administrative expenses	99,306	95,179	333,151	318,243
Operating margin	38,144	32,537	138,780	123,295

Interest (income) expense, net	309	(217)	(664)	(202)
Other expense	449	287	873	1,205
	758	70	209	1,003
Earnings before income taxes	37,386	32,467	138,571	122,292

Income taxes	11,790	8,823	45,685	38,645

Net earnings	$25,596	$23,644	$92,886	$83,647

Diluted earnings per share	$.49	$.42	$1.70	$1.47

CONDENSED BALANCE SHEETS
(Unaudited)
($000's)

	December 29, 2007	December 30, 2006
ASSETS:
Cash & cash equivalents	$76,087	$124,663
Receivables	179,934	152,608
Inventories	165,925	184,259
Other current assets	24,168	23,783
Total current assets	446,114	485,313
Property, plant & equipment, net	85,417	87,952
Other assets	108,204	97,827
Total Assets	$639,735	$671,092
LIABILITIES & EQUITY:
Current maturities on long-term debt	$10,731	$10,730
Accounts payable and other accrued liabilities	112,905	110,185
Total current liabilities	123,636	120,915
Long-term debt	-	10,741
Other non-current liabilities	36,967	34,877
Stockholders' equity	479,132	504,559
Total Liabilities & Equity	$639,735	$671,092